investment ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of this 16 of September 2025, by and between The 2023 ETF Series Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Pictet Asset Management SA (the “Adviser”), a corporation specializing in asset management services and organized under the laws of Switzerland, with the Adviser’s principal place of business at Route des Acacias 60, 1211 - Geneva 73 Switzerland.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (each a “Fund,” and, collectively, the “Funds”), as said Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services under the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is (i) registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services, and (ii) a fund management company within the meaning of Federal Act on Financial Institutions and is supervised by the Swiss Financial Market Supervisory Authority.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1. The Adviser’s Services.

Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Funds.

(a) In respect of the above, the Adviser, subject to the supervision of the Board, shall furnish continuously an investment program for each Fund, consistent with the investment objectives and policies of the Fund. With respect to each Fund, the Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Declaration of Trust, the Trust’s Bylaws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect.

To carry out these obligations, the Adviser shall have full discretion and the authority to act for each of the Funds in the same manner and with the same force and effect as each Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions, including negotiating and accepting custom creation and redemption baskets. No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements or any other type of agreements on behalf of each of the Funds, including, but not limited to, agreements related to futures, credit default swaps, and index credit default swaps. The Adviser can also adhere on each Fund’s behalf to the applicable International Swaps & Derivatives Association over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities.

(b) Compliance. The Adviser agrees to carry out its responsibilities under this Agreement in compliance with: (i) the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law; (ii) the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and (iii) with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser in writing. In selecting a Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall seek to cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification thereunder as a regulated investment company. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c) Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Funds’ securities to the Adviser. The Adviser shall carry out said responsibilities in accordance with any instructions that the Board shall provide from time to time, and at all times in a timely manner, and consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Trust. The Adviser (or its designee) shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Funds’ custodian and/or broker(s) promptly to forward to the Adviser or designated service provider copies of all proxies and shareholder communications relating to securities held in the portfolios of the Funds (other than materials relating to legal proceedings against the Funds). The Adviser also may instruct the Funds’ custodian and/or broker(s) to provide reports of holdings in the portfolios of the Funds. The Adviser has the authority to engage service providers to assist with the voting of Fund proxies. The Trust shall direct the Funds’ custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures entitled Pictet Asset Management Voting Policy, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of a Fund and the Fund’s shareholders.

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(d) Portfolio Composition File. The Adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for each Fund, if and as required. If and as required for a Fund, the PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the Fund, and the securities that shall be applicable that day to redemption requests received for the Fund (and may give directions to the Trust’s custodian with respect to said designations).

(e) Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, accounting or other services to the Funds, except as specifically provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied by the Adviser under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1(b) under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Trust) relating to the Adviser’s services provided hereunder with respect to the Funds, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Board at any time upon reasonable request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without unreasonable delay during any day the Trust is open for business.

(f) Holdings Information and Pricing. As requested by the Trust, the Adviser shall provide regular reports regarding Fund holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Trust promptly if the Adviser reasonably believes that the value of any security held by the Fund may not reflect fair value. The Adviser agrees to provide, upon request, any pricing information of which the Adviser is aware to the Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating a Fund’s net asset value in accordance with procedures and methods established by the Board.

(g) Cooperation With Agents of the Trust. The Adviser and the Trust mutually agree to cooperate with and provide reasonable assistance to each other, including any Trust custodian or foreign sub-custodians, Trust pricing agents, and all other agents and representatives of the Trust. Both parties commit to sharing information regarding the Funds as reasonably requested by the other party from time to time in the performance of their respective obligations. The Adviser and the Trust also agree to provide prompt responses to reasonable requests made by the other party and to establish appropriate interfaces with each applicable entity to promote the efficient exchange of information and compliance with applicable laws and regulations.

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(h) Selection of Sub-Advisers. Subject to the prior approval of the Board and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act, subject to any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Adviser may, from time to time, delegate to a sub-adviser any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Adviser must oversee the provision of delegated services, the Adviser must, unless otherwise agreed, bear the separate costs of employing any sub-adviser, and no delegation will relieve the Adviser of any of its obligations under this Agreement. No such consent or approval will be required with respect to the delegation of administrative responsibilities, provided, however, the Adviser shall report such delegation to the Board at the next regularly scheduled Board meeting, shall be responsible for overseeing the provision of the delegated services and bear the separate costs of employing each such service provider, and shall not be relieved of any of its obligations under this Agreement with respect to the delegated services.

(i) Anti-Money Laundering; Anti-Corruption; Sanctions. To the extent the Trust has adopted an anti-money laundering program pursuant to the provisions of the USA PATRIOT Act of 2002, which amended the Bank Secrecy Act, the Adviser shall not be responsible for any advice, compliance, or implementation of programs with respect to (i) suspicious activity reporting and other requirements of U.S. or foreign anti-money laundering laws and regulations; (ii) the detection or mitigation of identity theft in accordance with Identity Theft Red Flags laws; (iii) the U.S. Foreign Corrupt Practices Act or local anti-bribery and anti-corruption laws; (iv) economic sanctions laws including those administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury and the Office of Financial Sanctions Implementation; or (v) similar laws or regulations. The Adviser shall, upon the reasonable request of the Trust, assist the Trust in complying with any of the foregoing.

2. Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and which the Adviser has provided to the Trust. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent the Adviser’s Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report to the Trust’s Board concerning the Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Adviser shall respond to requests for information from the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Adviser. The Adviser promptly shall notify the Trust of any material violation of the Code of Ethics if said violation relates to a security held by a Fund.

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3. Information and Reporting.

(a) The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time reasonably may request.

(i) Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer promptly upon detection of: (i) any material failure to manage a Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Adviser’s policies, guidelines, or procedures relating to services provided to the Funds. In addition, the Adviser shall provide a quarterly report regarding each Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s policies, guidelines or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any said failure or breach promptly and to take any action that the Board reasonably may request in connection with any said failure or breach.

Upon request, the Adviser shall provide the officers of the Trust with supporting documentation in connection with certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended.

The Adviser shall promptly notify the Trust in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws specifically with respect to its activities on behalf of the Trust, provided that the Adviser shall not be required to notify the Trust of any routine supervisory or regulatory inquiries or examinations; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred.

(ii) Board and Filings Information. The Adviser shall provide the Trust with any information reasonably requested regarding the Adviser’s management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, prospectus supplement, or any other periodic report to be filed by the Trust with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board (in person or otherwise, including by telephone or videoconference, as appropriate and as permitted by the 1940 Act rules and interpretations thereunder) from time to time on due notice to review the Adviser’s investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(iii) Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Funds and the Adviser’s services to the Funds as the Trust may reasonably determine to be appropriate. The provision of said information by the Adviser to the Trust or the Trust’s designated agent in no way shall relieve the Adviser of the Adviser’s own responsibilities under this Agreement. The Trust will inform the Adviser in writing who the Trust’s designated agent is if the Adviser is asked to furnish information to a designated agent.

(b) The Trust shall promptly notify the Adviser in the event that the Trust and/or a Fund is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust and/or the Fund, as applicable.

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4. Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities and other instruments for each Fund’s account with brokers or dealers selected by the Adviser. In the selection of these brokers or dealers and the placing of these orders, the Adviser is directed at all times to seek best execution for each Fund. The Trust acknowledges and understands that it is desirable for each Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities and other instruments for each Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. The Trust acknowledges and understands that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to a Fund and to such other clients under the circumstances.

(d) Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (ii) the provisions of the 1940 Act; (iii) the provisions of the Advisers Act; (iv) the provisions of the 1934 Act; and (v) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

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5. Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6. Allocation of Charges and Expenses. The Adviser shall bear the Adviser’s own costs of providing services hereunder. The Adviser agrees to pay all expenses incurred by the Funds, except for: the advisory fee payable to the Adviser pursuant to this Agreement; interest charges on any borrowings, taxes, brokerage commissions, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments; proxy and shareholder meeting expenses (unless the need for a shareholder meeting is caused by the Adviser, such as a change of control of the Adviser); fees and expenses related to the provision of securities lending services; acquired fund fees and expenses; taxes, including accrued deferred tax liability; legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; extraordinary expenses (as mutually determined by the Board and the Adviser); and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

7. Representations, Warranties, and Covenants.

(a) Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that reasonably is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state laws in connection with the Adviser’s investment management operations.

(b) ADV Disclosure. The Adviser has provided the Trust with a complete copy of Part I of the Adviser’s Form ADV, as most-recently filed with the Commission, and with a complete copy of Part II of the Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Adviser’s Form ADV with the Commission or updating Part II of the Adviser’s Form ADV, shall furnish a complete copy of said amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

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(c) Fund Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Funds (collectively, the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact relating to the Adviser and the Adviser’s affiliates, each Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Use of the Name “Pictet Asset Management SA.” The Adviser has the right to use the name “Pictet Asset Management SA” (including any derivative thereof, the “Name”) in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the Name in connection with the management and operation of the Funds until this Agreement is terminated as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Adviser or the Trust to use the Name.

(e) Insurance. The Adviser agrees to maintain errors and omissions insurance coverage in an appropriate amount in light of the services Adviser provides hereunder and the Adviser’s investment advisory business. The Adviser shall provide written notice to the Trust: (i) of any material changes in the Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable written request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

(f) Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8. The Name. The Adviser grants to the Trust a license to use the Name as part of the name of each Fund and in connection with the management and operations of the Funds for the duration of this Agreement, or if earlier terminated, as provided below. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser from time to time reasonably may promulgate. At the request of the Adviser, the Trust: (a) shall submit to Adviser representative samples of any promotional materials using the Name; and (b) shall change the name of a Fund within thirty (30) days of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Fund or in promotional materials for the Fund.

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9. Adviser’s Compensation. Each of the Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less frequently than monthly in arrears by each Fund.

The method for determining the value of the net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10. Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed to be an agent of the Trust or the Funds. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of a Fund, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11. Professional Secrecy and Data Protection. The Adviser is subject to the applicable professional secrecy and data protection provisions.

The Adviser must take all the organizational measures that are necessary to ensure the confidentiality, availability and accuracy of the data.

The Trust is aware that transactions in securities conducted abroad are subject to the regulations of the country concerned and may require the communication of certain information. To this end, the Trust hereby authorizes the Adviser to communicate only such information as it may be compelled by law to supply in relation to the said transactions.

Additionally, the Trust expressly authorizes the Adviser to share its data (including in particular its name, contact details and portfolio statements) in existing or future client databases with other Adviser’s group entities for internal use only. These data may be stored with an external provider and hosted on servers located in Switzerland or in a member state of the European Union or of the European Economic Area.

12. Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser or the Trust of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

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13. Duration and Termination.

This Agreement shall become effective with respect to a Fund as of the “Effective Date” set forth on Schedule A hereto and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 13(c) hereof, and unless terminated automatically as set forth in Section 12 hereof or until terminated as follows:

(a) This Agreement may be terminated at any time on not more than sixty (60) days’ written notice to the Adviser by (i) the Board, either in its entirety or with respect to the Fund, or (ii) by vote of a majority of the outstanding voting securities of the Fund;

(b) The Adviser at any time may terminate this Agreement, either in its entirety or with respect to the Fund, by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(c) This Agreement automatically shall terminate two (2) years from the original Effective Date unless the Agreement’s renewal specifically is approved before two (2) years from the Effective Date specified for a Fund on Schedule A hereto and at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of each Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of a Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, then the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(d) Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser, promptly upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of each of the Funds and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall reasonably direct, and otherwise shall cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser. The Adviser may retain a copy of all Fund Books and Records that the Adviser reasonably believes necessary to comply with applicable law, including but not limited to the Advisers Act.

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14. Certain Definitions. For the purposes of this Agreement:

(a) “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b) “Interested persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

15. Liability of the Adviser; Indemnification.

(a) In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder, neither the Adviser nor its directors, officers, or employees shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its Trustees, officers or shareholders in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption, or sale of any security or other investment by the Trust, except:

(i)	The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in each Fund’s Disclosure Documents relating to the Adviser and the Adviser’s affiliates, each Fund’s investment strategies and related risks, and other information, in each case to the extent any of the foregoing was supplied by the Adviser for inclusion therein.

(ii)	The Adviser shall be liable to a Fund for any loss (including transaction costs) incurred by the Fund as a result of any trade error or investment made by the Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Trust’s Registration Statement or as approved in writing by the Board from time to time and provided in writing to the Adviser; or (ii) applicable law, including, but not limited to, the 1940 Act and the Code (including, but not limited to, the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(b) The Adviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act, against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon:

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(i)	a material breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein;

(ii)	any Improper Investment;

(iii)	any untrue statement or alleged untrue statement of a material fact by the Adviser contained in any Disclosure Document relating to the Adviser and the Adviser’s affiliates, a Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, or the omission or alleged omission by the Adviser from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading regarding the Adviser or the Adviser’s investment program; or

(iv)	the Adviser’s performance or non-performance of the Adviser’s duties hereunder.

Notwithstanding anything in this Agreement to the contrary, in no event shall the Adviser be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever arising out of this Agreement.

(c) The Trust agrees to indemnify, defend and hold harmless the Adviser, its directors, officers, and employees, each affiliated person of the Adviser within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Adviser within the meaning of Section 15 of the 1933 Act, against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)	a material breach by the Trust of this Agreement or of the representations and warranties made by the Trust herein;

(ii)	any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document, other than statements relating to the Adviser and the Adviser’s affiliates, a Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading, other than omissions made in reliance upon and in conformity with written information supplied to the Trust by the Adviser specifically for use in the preparation thereof; or

(iii)	the Trust’s performance or non-performance of the Trust’s duties hereunder.
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Notwithstanding anything in this Agreement to the contrary, in no event shall the Trust be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever arising out of this Agreement.

(d) Each party hereto acknowledges and assumes the risks (notably with regard to loss, interception, delay, integrity, unlawful access or confidentiality) inherent to the use of postal services, telephone, fax, e-mail or any other means of transmission of information and acknowledges and agrees that neither party shall be held liable to the other for any loss or damage resulting from the use of such means of transmission, except in the event of fault on its part.

16. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17. Limitation of Liability.

The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer, or holder of shares of beneficial interest of the affected Fund shall be personally liable for any of the foregoing liabilities.

18. Change of Control in the Adviser’s Ownership. The Adviser agrees that the Adviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change, within a reasonable time prior to said change being effected, in the ownership of the Adviser to the extent such change would result in an “assignment” of this Agreement (as that term is defined in Section 2(a)(4) of the 1940 Act).

19. Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware with respect to any dispute under this Agreement.

20. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

THE 2023 ETF SERIES TRUST,
on behalf of the Fund(s) listed on Schedule A

By:
Name:
Title:

PICTET ASSET MANAGEMENT SA

By:
Name: Armand CELA
Title: Senior Legal Counsel

By:
Name: Maria ESTEVEZ
Title: Head of Oversight & Product Management

15

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT,

dated September 16, 2025, between

THE 2023 ETF SERIES TRUST

and

PICTET ASSET MANAGEMENT SA

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Rate	Effective Date
Pictet Cleaner Planet ETF	70bps (0,7%)	1 October 2025
Pictet AI Enhanced International Equity ETF	30bps (0,3%)	1 October 2025
Pictet AI & Automation ETF	70bps (0,7%)	1 October 2025

A-1